Exhibit 99.1
FOR IMMEDIATE RELEASE

     LICENSING GROWTH FUELS MARVEL'S RECORD OPERATING INCOME IN FISCAL 2003;
               RAISES 2004 NET SALES AND OPERATING INCOME GUIDANCE
                        - ANNOUNCES 3-FOR-2 STOCK SPLIT -

New York, New York - March 2, 2004 -- Marvel Enterprises, Inc. (NYSE: MVL), a global provider of entertainment content, today reported financial results for its fourth quarter and year ended December 31, 2003, and initiated financial guidance for Q1 2004. Marvel's condensed consolidated results appear in the table below. The Company also announced a three-for-two stock split in the form of a stock dividend of one additional share of the Company's common stock for every two shares held. The additional shares will be distributed on March 26, 2004 to stockholders of record on March 12, 2004.


                                           CONDENSED CONSOLIDATED FINANCIAL RESULTS
                                                                            Three Months Ended          Twelve Months Ended
(In thousands, except per share data)                                     12/31/03      12/31/02      12/31/03       12/31/02
                                                                         (Unaudited)   (Unaudited)
----------------------------------------------------------------------- ------------- ------------- -------------- -------------
Net sales                                                                  $85.7         $86.5         $347.6         $299.0
Operating income                                                           $26.6         $23.1         $167.2         $80.5
Net income (1)                                                             $13.5         $ 7.2         $151.6         $22.6
Net income (loss) attributable to common stock per share (2)               $0.18        ($1.03)         $2.01        ($1.18)

(1) Net income and net income attributable to common stock for the full year ended December 31, 2003 include the one-time, non-cash tax gain of $31.5 million, or $0.43 per diluted share, as a result of Marvel's recording an asset on its balance sheet for net operating loss carry-forwards in the third quarter of 2003.

(2) Net loss attributable to common stock for the fourth quarter of 2002 and the full year ended December 31, 2002 include a one-time, non-cash preferred stock dividend of $55.3 million related to Marvel's exchange offer for its 8% convertible preferred stock. EPS and data have not been adjusted for the 3-for-2 stock split. Pro forma EPS data adjusted to reflect the effects of a declared 3-for-2 stock split with a record date of March 12, 2004 are as follows: 4Q 2003 results - $0.12; 4Q 2002 results -
     ($0.69); 2003 results - $1.34; and 2002 results - ($0.79).

Marvel's President and CEO, Allen Lipson, commented, "The dramatic increase in full year operating margins, rising from 27% in 2002 to 48% in 2003, highlights the powerful leverage in our business model. Our full year 2003 results are a direct reflection of our continued success in building the brand awareness of, and consumer demand for, entertainment projects and consumer products based on our vast library of characters. These strong results are proof that high quality and relevant content can translate directly into success in the entertainment and consumer products industries. The decision to split the stock reflects our interest in creating a more affordable share price, which will enable a broader base of investors and Marvel fans to purchase Marvel stock, while also enhancing long-term liquidity in our shares.

"As our corporate and character brands have grown in value for our licensing and media partners around the globe, we continue to prudently exploit them via an extremely efficient business model focused on generating cash with relatively minimal capital risk or investment. As each Marvel brand is introduced into mainstream popular culture via a variety of media including film, TV, comics, video games and DVD, we are creating a growing portfolio of attractive licensing franchises. This has a long-term layering effect which builds the value of the Marvel brand and provides the `content clout' necessary to continue increasing shareholder value."

                                              Divisional Net Sales/Operating income

                                                             Three Months Ended               Twelve Months Ended
                       (in millions)                          12/31/03        12/31/02        12/31/03        12/31/02
                                                          (Unaudited)      (Unaudited)
       --------------------------------------------- ----------------- ---------------- ------------- -----------------
        Licensing:       Net Sales                              $40.9            $28.2        $189.2            $ 79.6
                         Operating Income                       $19.2            $26.1        $139.4            $ 69.3
        Publishing:      Net Sales                              $19.0            $16.7        $ 73.2            $ 64.5
                         Operating Income                       $ 7.2            $ 5.2        $ 25.4            $ 19.5
        Toys:            Net Sales                              $25.9            $41.6        $ 85.2           $ 155.0
                         Operating Income                       $ 5.3           ($ 0.1)       $ 21.7             $ 8.9
        Corporate Overhead:                                    ($ 5.1)          ($ 8.1)      ($ 19.4)         ($  17.3)
          TOTAL NET SALES                                       $85.8            $86.5        $347.6           $ 299.0
          TOTAL OPERATING INCOME                                $26.6            $23.1        $167.2             $80.5


Divisional Review:

o Marvel's Q4 and 2003 results reflect the Company's dynamic entertainment licensing model. Q4 Licensing Division results benefited from the higher level of licensing agreements completed earlier in the year, which contributed royalties above minimum guarantees, and an increased number of license agreements in new categories of business. License revenues in excess of minimum guarantees (or "overages") were approximately $45 million for the full year. Sales of consumer products, including action figures and accessories, based on classic Spider-Man and the feature film The Hulk, which were designed by Marvel's Toy Biz division, continued to perform ahead of internal estimates. Licensing division in 2003 results also include approximately $10.9 million in operating income, compared to $13.8 million in 2002, from Marvel's equity interest in net income from the joint venture with Sony for Spider-Man movie and television licensing. Licensing division operating margins decreased from 87% in 2002 to 74% in 2003 due to a higher percentage of revenues that required sharing with studios, which is recorded as an expense in the selling, general and administrative line. It is anticipated that licensing operating margins will increase slightly in 2004 from 2003 levels.

o Marvel's Publishing Division net sales increased due to strength in the direct market driven by an overall improvement in comic sales. Roughly 65 comic titles per month were printed in Q4 2003 with an average circulation of over 55,000 units versus a similar number of monthly titles at an average circulation of 45,000 units in the year-ago period. Full year 2003 sales and operating income growth was also positively impacted by an increase in advertising income as circulation increased.

o Marvel's Toy Division sales decreased from the prior year period as anticipated, and as previously announced, due to a decline in sales of action figures and accessories based on Spider-Man: The Movie. Sales for this product line were $11.3 million in Q4 2003 compared with sales of $27.5 million in Q4 2002. The decline was partially offset by a higher sales level of action figures and accessories for the Lord of the Rings toy line, which contributed sales of $12.8 million in Q4 2003 compared to sales of $9.6 million in the year-ago period. Toy division operating margins for the full year 2003 improved to approximately 26% versus 6% in 2002 primarily due to a more favorable sales mix, lower royalty expense and the phase out of the low-margin discontinued Spectra Star product line of kites.

o Corporate Overhead increased $2.1 million in 2003 over 2002, reflecting increased costs related to new hires and legal costs.

Increasing Net Cash Position:

Marvel had $247.0 million in cash, certificates of deposit and commercial paper and $151.0 million owed to holders of 12% Senior Notes as of December 31, 2003, or net cash of $96.0 million. This compares to net cash of $60.2 million at September 30, 2003. Marvel's Senior Notes are callable beginning June 15, 2004 for a total consideration of approximately $160 million. It is the Company's intention to call the notes in mid-June, eliminating this relatively high-cost capital while still maintaining a healthy balance of cash. Net cash provided from operating activities increased from $75 million in 2002 to $171 million in 2003. Marvel's cash, certificates of deposit and commercial paper grew further to roughly $270 million as of March 1, 2004.

        Marvel Character Feature Film Line-Up For 2004 and 2005 (Release dates are controlled by Studio partners)
        ------------------------------------------------------------------------------------------------------
        Film/Character                    Studio/Distributor               Targeted Release Date
        --------------------------------- -------------------------------- -----------------------------------
        The Punisher                      Lions Gate                       April 16, 2004
        --------------------------------- -------------------------------- -----------------------------------
        Spider-Man 2                      Sony/Columbia                    July 2, 2004
        --------------------------------- -------------------------------- -----------------------------------
        Blade 3                           New Line Cinema                  August 12, 2004
        --------------------------------- -------------------------------- -----------------------------------
        Man-Thing                         Fierce/Artisan                   October 2004 (1)
        --------------------------------- -------------------------------- -----------------------------------
        Fantastic Four                    Fox                              Summer 2005 (1)
        --------------------------------- -------------------------------- -----------------------------------
        Elektra                           New Regency / Fox                2005 (1)
        --------------------------------- -------------------------------- -----------------------------------
        Iron Man                          New Line Cinema                  2005
        --------------------------------- -------------------------------- -----------------------------------
        Ghost Rider                       Sony                             2005 (1)
        --------------------------------- -------------------------------- -----------------------------------
        Luke Cage                         Sony                             2005 (2)
        --------------------------------- -------------------------------- -----------------------------------

        Marvel Character Entertainment Projects in Development
        (Development timing is controlled by Studio partners)
        ------------------------------------------------------------------------------------------------------
        Film/Character                    Studio/Distributor               Format
        --------------------------------- -------------------------------- -----------------------------------
        X-Men 3                           Fox                              Film
        --------------------------------- -------------------------------- -----------------------------------
        The Hulk 2                        Universal Pictures               Film
        --------------------------------- -------------------------------- -----------------------------------
        Namor                             Universal Pictures               Film
        --------------------------------- -------------------------------- -----------------------------------
        The Punisher 2                    Lions Gate                       Film (2)
        --------------------------------- -------------------------------- -----------------------------------
        Iron Fist                         Lions Gate                       Film (2)
        --------------------------------- -------------------------------- -----------------------------------
        Black Widow                       Lions Gate                       Film (2)
        --------------------------------- -------------------------------- -----------------------------------
        DeathLok                          Crystal Sky/Paramount            Film
        --------------------------------- -------------------------------- -----------------------------------

(1)  Represents a change from the previously supplied schedule

(2)  New film added to pipeline.

Financial Guidance:

Marvel Enterprises, Inc.

                                                     Initial Q1       1Q 2003      Updated 2004   Previous 2004
(in millions -  except per share amounts)          2004 Guidance      Results        Guidance     Guidance (3)      2003
                                                                    (Unaudited)                                   Results
Results
-------------------------------------------------- --------------- -------------- --------------- -------------- -----------
Net sales                                           $110 - $115        $87.4       $420 - $440     $415 - $435      $348
Operating Income                                     $44 - $47         $54.7       $185 - $195     $173 - $193      $167
Net income (1)                                       $22 - $25         $42.2        $95 - $105     $98 - $111       $152
EPS attributable to common stock (1) (2) (4)       $0.29 - $0.33       $0.57      $1.23 - 1.37    $1.31 - 1.48     $2.01
Weighted average diluted common shares (4)              76.8           74.3            76.8           75.0          75.6
Effective Tax Rate                                      41%             16%            41%             36%          -1%


(1) 2003 Net income and EPS attributable to common stock includes a $31.5 million ($0.43 per diluted share) one-time, non-cash benefit from the valuation of deferred tax assets (principally net operating loss (NOL) carry-forwards).

(2) 2003 EPS attributable to common stock is net of approximately $1.2 million in preferred stock dividends.

(3) Previous 2004 guidance ranges were provided in the Company's November 4, 2003 release.

(4) EPS and shares outstanding data have not been adjusted for the 3-for-2 stock split. Pro forma EPS and share count data adjusted to reflect the effects of a declared 3-for-2 stock split with a record date of March 12, 2004 are as follows: 1Q 2004 guidance - $0.19 to $0.22, 115.2 million weighted average shares; 1Q 2003 results - $0.38 and 111.5 million weighted average shares; updated 2004 guidance - $0.82 to $0.91 and 115.2 million;
     and 2003 results - $1.34 and 111.2 million weighted average shares.


Updated FY 2004 financial guidance: The adjustment from guidance provided at Marvel's Analyst Day in November 2003 is due to an increase in the anticipated sales of Spider-Man 2: movie action figures and role playing toys, which will be recorded in the Toy Biz division. While Marvel is projecting an increase in 2004 net sales and operating income, the Company expects that 2004 EPS will be less than 2003 EPS due to, the effects of a full tax rate of roughly 41%. Marvel continues to expect that primary drivers for 2004 will include Spider-Man consumer product merchandise and increased penetration in international licensing.

Q1 2004 financial guidance: Marvel's initial Q1 2004 operating income guidance in the table above reflects an anticipated decrease when compared to Q1 2003 due to a significant video game license agreement extension in Q1 2003 that skews the comparison between those quarters. However, for the balance of 2004, we expect that year-over-year operating income comparisons will be favorable. Q1 2004 sales in Marvel's toy division are anticipated to increase from both Q1 2003 and Q4 2003 levels due to increasing shipments of Spider-Man 2 movie toys. Q1 2004 guidance also includes a meaningful (and earlier than previously expected) contribution from the licensing joint venture with Sony for Spider-Man 2 licensees that are shipping seasonal merchandise in March.

Marvel cautions investors that inherent variability in the timing of license opportunities and entertainment events, the timing of their revenue recognition, and their relative success contributes to sequential and year-over-year variability in its interim financial results and could have a material impact on quarterly results as well as Marvel's ability to achieve the financial performance included in its financial guidance.

About Marvel  Enterprises

With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in three areas: entertainment (Marvel Studios) and licensing, comic book publishing and toys (Toy Biz). Marvel facilitates the creation of entertainment projects, including feature films, DVD/home video, video games and television based on its characters and also licenses its characters for use in a wide range of consumer products and services including apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its comic book division which continues to expand its leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's licensees, changing consumer preferences, movie- and television-production delays and cancellations, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, the imposition of quotas or tariffs on products manufactured in China and a decrease in cash flow even as Marvel remains indebted to its noteholders. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.


For further information contact:
Matt Finick                                          Richard Land, David Collins
Marvel Enterprises                                   Jaffoni & Collins
212/576-4035                                         212/835-8500
mfinick@marvel.com                                   mvl@jcir.com
                                                     ------------



                                                     - tables follow -



                                                 Marvel Enterprises, Inc.
                                       Condensed Consolidated Statements Of Income
                                          (in thousands, except per share data)


                                                                         Three Months Ended           Twelve Months Ended
                                                                             December 31,                  December 31,
                                                                              2003 2002                     2003 2002
                                                                             (Unaudited)

Net sales                                                            $85,748         $86,507       $347,626       $299,046
Cost of sales                                                         21,832          37,940         79,466        142,103
Gross profit                                                          63,916          48,567        268,160        156,943
Selling, general and administrative expenses                          38,719          30,612        108,882         85,800
Depreciation and amortization                                          1,530           1,875          4,338          5,772
Total Operating Expenses                                              40,249          32,487        113,220         91,572
Other income                                                             535             271          1,413          1,351
Equity in net income of joint venture                                  2,383           6,676         10,869         13,802
Operating income                                                      26,585          23,027        167,222         80,524
Interest expense                                                     (4,772)        (14,163)       (18,718)       (41,997)
Interest income and other expenses, net                                  459              80          1,868            149
Income before income taxes                                            22,272           8,944        150,372         38,676
Income tax provision (benefit)                                         8,777           1,947        (1,276)         11,902
Income before cumulative effect of change in accounting               13,495           6,997        151,648         26,774
principle
Cumulative effect of change in                                            --           (222)             --          4,164
  accounting principle, net of taxes
Net income                                                           $13,495         $ 7,219       $151,648       $ 22,610
Preferred dividend requirement                                            --          55,916          1,163         68,132
Net income attributable to common shares                             $13,495      $ (48,697)       $150,485     $ (45,522)
Diluted net income per common share                                    $0.18        $ (1.03)          $2.01       $ (1.18)
Weighted average number of                                            76,813          47,278         75,626         38,514
  diluted common shares



                                                 Marvel Enterprises, Inc.
                                           Condensed Consolidated Balance Sheets
                                                      (in thousands)

                                                                   December 31,  December 31,
                                                                      2003          2002
                                                                   ------------  ------------
ASSETS
Current assets:
 Cash ..........................................................   $  32,562    $  53,690
 Certificates of deposits and commercial paper .................     214,457         --
 Accounts receivable, net ......................................      51,820       43,420
 Inventories, net ..............................................      12,975       16,036
 Distribution receivable from joint venture, net ...............       2,056        3,884
 Deferred income taxes .........................................      18,197         --
 Deferred financing costs ......................................         667          667
 Prepaid expenses and other current assets .....................       2,273        6,700
                                                                   ---------    ---------

     Total current assets ......................................     335,007      124,397

 Goodwill, net .................................................     341,708      365,604
 Other intangibles, net ........................................         335          649
 Molds, tools and equipment, net ...............................       5,811        6,997
 Product and package design costs, net .........................       1,433          859
 Accounts receivable, non-current portion ......................      26,437       17,284
 Deferred charges and other assets .............................         101           65
 Deferred income taxes .........................................      28,246         --
 Deferred financing costs ......................................       2,779        3,446
                                                                   ---------    ---------

     Total assets ..............................................   $ 741,857    $ 519,301
                                                                   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..............................................      18,455    $  11,607
 Accrued expenses and other current liabilities ................      72,046       52,708
 Deferred revenue and distributions in excess of equity in joint
venture ........................................................      30,308       27,478
                                                                   ---------    ---------

     Total current liabilities .................................     120,809       91,793
                                                                   ---------    ---------

 Senior notes ..................................................     150,962      150,962
 Other .........................................................         636          897
                                                                   ---------    ---------

     Total liabilities .........................................     272,407      243,652
                                                                   ---------    ---------

Cumulative convertible exchangeable redeemable preferred stock .        --         32,780
                                                                   =========    =========

Stockholders' equity
 Common stock ..................................................         798          685
 Additional paid-in capital ....................................     567,308      486,106
 Deferred stock compensation ...................................      (4,857)        --
 Accumulated deficit ...........................................     (57,934)    (208,419)
 Accumulated other comprehensive loss ..........................      (2,910)      (2,548)
                                                                   ---------    ---------

     Total stockholders' equity before treasury stock ..........     502,405      275,824
 Treasury stock ................................................     (32,955)     (32,955)
                                                                   ---------    ---------

     Total stockholders' equity ................................     469,450      242,869
                                                                   ---------    ---------

     Total liabilities and stockholders' equity ................   $ 741,857    $ 519,301
                                                                   =========    =========

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